EXHIBIT 99.1

News about Refac
Contact:	Raymond A. Cardonne
201-585-0600
Fax:	201-585-2020
E-mail:	cardonne@refac.com
Web site:	www.refac.com

REFAC REPORTS FIRST QUARTER RESULTS

Fort Lee, New Jersey, May 13, 2004 – Refac (AMEX: REF) today reported that it had a net loss for the first three months ended March 31, 2004 of $169,000 or ($0.02) per share, on a diluted basis, which consists of a net loss from continuing operations of $174,000 or ($0.02) per share and a gain, net of tax, from discontinued operations of $5,000, or less than $0.01 per share. During the same period in 2003, the Company had a net loss of $1,247,000 or ($0.34) per share, on a diluted basis, which consisted of a net loss from continuing operations of $1,256,000 or ($0.34) per share and a gain, net of tax, from discontinued operations of $9,000, or less than $0.01 per share.

Revenues and expenses from continuing operations for the three months ended March 31, 2004 were $403,000 and $750,000, respectively, as compared to $451,000 and $2,148,000, respectively, for the same period in 2003. Revenues from licensing-related activities decreased by $113,000 in the first quarter of 2004, primarily due to the termination of the Company’s agreement with OXO International at the end of 2003. This property accounted for $98,000 of the Company’s licensing-related revenues in the first quarter of 2003. Partially offsetting the decline in licensing-related revenues was an increase in consulting income of $65,000.

Expenses were $1,398,000 lower in the first quarter of 2004 as compared to 2003 when the Company’s merger with a wholly-owned subsidiary of Palisade Concentrated Equity Partnership, L.P. was completed. This reduction is primarily the result of the absence in the first quarter of 2004 of certain non-recurring expenses that were incurred in the first quarter of 2003 such as merger-related costs of $429,000, management incentive compensation of $654,000 and the accelerated depreciation of $182,000 in leasehold improvements associated with a reduction of the Company’s leased premises in Edgewater, New Jersey.

Discontinued Operations – Discontinued operations include the Company’s product development and graphic design consulting businesses and its consumer electronics business, each of which was sold during the third quarter of 2002.

As previously announced, the Company is focusing its acquisition efforts on opportunities in the asset management sector of the financial services industry and has engaged a leading provider of executive search services to identify opportunities in this segment and to recruit individuals and/or teams within the industry to join Refac and build this business.

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Refac

Operating Results

	Three Months Ended March 31, (Unaudited)
	2004	2003
Total revenues	$403,000	$451,000
Net loss from continuing operations	(174,000)	(1,256,000)
Income from discontinued operations, net of taxes	5,000	9,000
Net loss	($169,000)	($1,247,000)
Loss per diluted share from continuing operations	($0.02)	($0.34)
Income per diluted share from discontinued operations	—	—
Net loss per diluted share	($0.02)	($0.34)
Number of diluted shares	6,988,228	3,699,919

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